Exhibit 99.1

FOR IMMEDIATE RELEASE

Assurant Reports Q3 2009 Net Operating Income of $126.2 Million,

or $1.07 per diluted share

Net Income of $144.7 Million, or $1.22 per diluted share

NEW YORK, Oct. 28, 2009 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported results for the third quarter and first nine months of 2009.

Third Quarter Results

Net income in the third quarter 2009 was $144.7 million, or $1.22 per diluted share, versus a net loss of $111.4 million, or ($0.94) per diluted share, in the third quarter 2008. Quarterly results benefited from a $12.9 million after-tax realized gain in the investment portfolio versus a $194.5 million after-tax realized loss in the third quarter 2008. In addition, there were no reportable catastrophe losses compared to $94.8 million after-tax of reportable catastrophe losses and reinstatement premiums in the third quarter 2008.

Net operating income1 for the third quarter 2009 was $126.2 million, or $1.07 per diluted share, compared to third quarter 2008 net operating income of $83.1 million, or $0.70 per diluted share. The improvement reflects the absence of reportable catastrophe losses at Assurant Specialty Property and increased profitability at Assurant Solutions. Less favorable results at Assurant Employee Benefits and a loss at Assurant Health partially offset the increase.

“The third quarter 2009 was good on several fronts as we grew our capital position, increased book value per share and generated a consolidated annualized operating ROE2 of 10.7 percent,” said Robert B. Pollock, Assurant’s president and chief executive officer.

“Assurant Specialty Property delivered excellent results while Assurant Solutions continued to show improved performance. Assurant Health and Assurant Employee Benefits are managing through an especially challenging landscape. Both were affected by economic pressures on consumers and small businesses.”

Net earned premiums in the third quarter 2009 were $1.9 billion, a 6 percent decrease from $2.0 billion in the same 2008 period, declining across all Assurant businesses driven primarily by the difficult economic environment.

Net investment income in the third quarter 2009 decreased 10 percent to $172.9 million compared to $192.3 million in the third quarter 2008 due to lower average invested assets and lower yields.

Nine-Month Results

Net income in the first nine months of 2009 was $418.6 million, or $3.54 per diluted share, an increase of 58 percent compared to $265.4 million, or $2.22 per diluted share, for the first nine months of 2008. The increase reflects $217.6 million of fewer after-tax realized losses in the investment portfolio, $83.5 million of after-tax income from a legal settlement, and no reportable catastrophe losses in 2009. Nine-month results in 2008 included $94.8 million of net after-tax reportable catastrophe losses and reinstatement premiums.

Net operating income for the first nine months of 2009 decreased 25 percent to $363.3 million, or $3.07 per diluted share, from $483.7 million, or $4.06 per diluted share, for the first nine months of 2008. The decrease was driven primarily by net operating losses at Assurant Health and lower operating earnings at Assurant Employee Benefits.

Net earned premiums for the first nine months of 2009 were $5.6 billion, a 5 percent decrease from $5.9 billion in the first nine months of 2008, declining across all Assurant businesses due primarily to the difficult economic conditions.

Net investment income for the first nine months of 2009 decreased 11 percent to $526.3 million, from $591.3 million in the first nine months of 2008, primarily due to decreases in average invested assets and investment yields.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(UNAUDITED)
	(amounts in millions, net of tax)

Assurant Solutions	$31.6	$20.4	$89.8	$100.3
Assurant Specialty Property	103.2	30.9	299.1	286.7
Assurant Health	(4.8)	30.2	(0.5)	95.2
Assurant Employee Benefits	11.5	21.5	30.6	56.4
Corporate and other	(9.8)	(14.8)	(39.3)	(39.5)
Amortization of deferred gains on disposal of businesses	4.4	4.8	13.2	14.4
Interest expense	(9.9)	(9.9)	(29.6)	(29.8)

Net operating income	126.2	83.1	363.3	483.7

Adjustments:
Net realized gains (losses) on investments	12.9	(194.5)	(27.3)	(244.9)
Tax benefit realized from the sale of an inactive subsidiary	—	—	—	26.6
Change in tax valuation allowance	7.0	—	(0.9)	—
Legal settlement and related expenses	(1.4)	—	83.5	—

Net income (loss)	$144.7	$(111.4)	$418.6	$265.4

A schedule of disclosed items that affected Assurant’s quarterly results by segment for the last seven quarters can be found in the Company’s financial supplement on page 20.

Assurant Solutions

Assurant Solutions third quarter 2009 net operating income was $31.6 million, a 55 percent increase from third quarter 2008 net operating income of $20.4 million. Results for the third quarter of 2008 included a charge of $7.7 million after-tax related to the acquisition of GE’s Warranty Management Group. Results for the quarter improved as the domestic combined ratio benefited from favorable underwriting in the service contract business. Net operating income for the first nine months was $89.8 million, down 10 percent from $100.3 million in 2008. Lower investment income and an increase in the international combined ratio due to continued unfavorable credit insurance loss experience in the United Kingdom drove the decrease.

Third quarter 2009 net earned premiums decreased 5 percent to $669.3 million, versus $707.1 million in 2008. Nine-month net earned premiums decreased 5 percent to $2.0 billion. Decreases for the quarter and nine months were primarily driven by the application of universal life insurance accounting to new preneed business sold in 2009 and the unfavorable impact of foreign exchange. Absent these two factors, net earned premiums for the third quarter of 2009 would have increased 4 percent and premiums for the first nine months of 2009 would have increased 5 percent.

Assurant Specialty Property

Assurant Specialty Property third quarter 2009 net operating income was $103.2 million, an increase from third quarter 2008 net operating income of $30.9 million. Net operating income for the first nine months of 2009 was $299.1 million, up 4 percent from $286.7 million in 2008. Improvements for the third quarter and first nine months of 2009 were primarily the result of no reportable catastrophe losses. This compares to $94.8 million of reportable catastrophe losses and reinstatement premiums in the third quarter and nine months of 2008. The third quarter 2009 results benefited from a $5.9 million after-tax subrogation reimbursement related to the 2007 California wildfires.

Third quarter 2009 net earned premiums decreased 7 percent, to $478.7 million, as compared to $513.2 million in 2008. Nine-month net earned premiums decreased 5 percent to $1.5 billion. Lower premium from real estate-owned policies, less premium from loans lost due to servicer consolidation and higher reinsurance costs caused the declines.

Assurant Health

Assurant Health reported a net operating loss for the third quarter 2009 of $4.8 million, compared to third quarter 2008 net operating income of $30.2 million. The net operating loss for the first nine months of 2009 was $0.5 million, compared to net operating income of $95.2 million in 2008. Declines for the quarter and nine months reflect high utilization of medical services. The third quarter 2009 results include a charge of $8.1 million after-tax for an unfavorable ruling in a lawsuit.

Third quarter 2009 net earned premiums decreased 3 percent to $470.4 million, compared to $486.7 million in 2008. Nine-month net earned premiums decreased 4 percent to $1.4 billion. Individual medical premiums decreased less than 1 percent for the third quarter and the first nine months, while small group premiums decreased 11 percent for the quarter and 13 percent for the nine-month period. The premium decreases for the quarter and nine months were caused primarily by a continued high level of policy lapses.

Assurant Employee Benefits

Assurant Employee Benefits third quarter 2009 net operating income was $11.5 million, a 47 percent decrease from $21.5 million in third quarter 2008. Net operating income for the nine-month period was $30.6 million, down 46 percent from $56.4 million for the same period in 2008. Less favorable loss experience across all product lines and lower investment income resulted in the declines.

Third quarter 2009 net earned premiums decreased 8 percent versus 2008, to $256 million. The first nine months net earned premiums decreased 6 percent to $782 million. Nine-month results for 2008 included $5.5 million in single premiums from a closed block of business. Premium decreases for the quarter and first nine months of 2009, reflect economic pressures in the small business sector and previously disclosed client losses in the alternative distribution channel.

Corporate and Other

Corporate and other net operating loss for the third quarter of 2009 was $9.8 million compared to a loss of $14.8 million in 2008. Third quarter 2008 results were negatively affected by a $4 million increase in tax liabilities. The net operating loss for the first nine months of 2009 was $39.3 million compared to a loss of $39.5 million in 2008.

Financial Position

Stockholders’ equity, excluding accumulated other comprehensive income (“AOCI”) increased to $4.8 billion at Sept. 30, 2009. Book value per diluted share, excluding AOCI, increased 9 percent to $40.57 from $37.16 at Dec. 31, 2008 and was up 3 percent from June 30, 2009. AOCI improved by $793.3 million from Dec. 31, 2008, of which $696.9 million was the result of improvements in the investment portfolio. In the third quarter of 2009, Assurant repurchased more than 1.1 million shares for $31.9 million. The annualized operating ROE2 was 10.7 percent for the quarter and 10.6 percent for the first nine months of 2009. As of Sept. 30, 2009, total assets were $25.7 billion. The ratio of debt to total capital, excluding AOCI, improved to 17.0 percent versus 18.3 percent at Dec. 31, 2008.

“In summary, results demonstrate that at our core, Assurant’s business model is fundamentally strong and actions to improve performance are taking hold,” said Pollock.

Earnings Conference Call

Assurant will host a conference call Thursday, Oct. 29, 2009, at 8:00 a.m. ET, with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-364-3111 (toll-free domestic), or 719-325-2317 (international); passcode: 1633488. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 11:00 a.m. ET, Oct. 29, 2009 and can be accessed at 888-203-1112 (toll-free domestic,) or 719-457-0820 (international); passcode: 1633488. The webcast will be archived on Assurant’s Web site.

Media Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts;

pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $25 billion in assets and $8 billion in annual revenue. Assurant has approximately 15,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) failure to maintain significant client relationships, distribution sources and contractual arrangements; (ii) failure to attract and retain sales representatives; (iii) deterioration in the Company’s market capitalization compared to its book value that could impair the Company’s goodwill; (iv) negative impact on our business and negative publicity due to unfavorable outcomes in litigation and regulatory investigations (including the potential impact on our reputation and business of a negative outcome in the ongoing SEC investigation); (v) current or new laws and regulations that could increase our costs or limit our growth; (vi) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies, unemployment and inflationary pressure); (vii) inadequacy of reserves established for future claims losses; (viii) failure to predict or manage benefits, claims and other costs; (ix) losses due to natural and man-made catastrophes; (x) increases or decreases in tax valuation allowances; (xi) fluctuations in exchange rates and other risks related to our international operations; (xii) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xiii) diminished value of invested assets in our investment portfolio (due to, among other things, the recent volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments, environmental liability exposure and inability to target an appropriate overall risk level); (xiv) inability of reinsurers to meet their obligations; (xv) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xvi) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xvii) a further decline in the manufactured housing industry; (xviii) a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry); (xix) failure to effectively maintain and modernize our information systems; (xx) failure to protect client information and privacy; (xxi) failure to find and integrate suitable acquisitions and new insurance ventures; (xxii) inability of our subsidiaries to pay sufficient dividends; (xxiii) failure to provide for succession of senior management and key executives; and (xxiv) significant competitive pressures in our businesses and cyclicality of the insurance industry. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2008 Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the chart on page 3, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses annualized operating ROE as an important measure of the Company’s operating performance. Annualized operating ROE equals year-to-date net operating income divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized. The Company believes annualized operating ROE provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of realized gains (losses) on investments that tend to be highly variable and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated annualized GAAP ROE for the three and nine months ended Sept. 30, 2009 was 12.5 percent and 13.0 percent, respectively, as shown in the reconciliation table below.

	For the Three Months Ended September 30, 2009	For the Nine Months Ended September 30, 2009
Annualized operating return on average equity (excluding AOCI) (2)	10.7%	10.6%
Net realized gains (losses) on investments	1.1%	-0.8%
Change in tax valuation allowance	0.6%	—
Legal settlement and related expenses	-0.1%	2.4%
Change due to effect of including AOCI	0.2%	0.8%

Annualized GAAP return on average equity (2)	12.5%	13.0%

Please see page 20 of the financial supplement, which is available on Assurant’s Web site at www.assurant.com, for a summary of net operating income disclosed items.

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Nine Months Ended Sept. 30, 2009 and 2008

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums and other considerations	$1,874,398	$1,984,136	$5,624,843	$5,921,069
Net investment income	172,924	192,314	526,335	591,299
Net realized gains (losses) on investments	19,866	(299,205)	(41,965)	(376,922)
Amortization of deferred gains on disposal of businesses	6,802	7,379	20,354	22,085
Fees and other income	82,883	69,911	388,792	223,089

Total revenues	2,156,873	1,954,535	6,518,359	6,380,620

Benefits, losses and expenses
Policyholder benefits	941,145	1,095,048	2,890,889	3,030,715
Selling, underwriting, general and administrative expenses	991,502	1,007,817	2,933,510	2,932,318
Interest expense	15,160	15,190	45,509	45,765

Total benefits, losses and expenses	1,947,807	2,118,055	5,869,908	6,008,798

Income (loss) before provision (benefit) for income taxes	209,066	(163,520)	648,451	371,822
Provision (benefit) for income taxes	64,336	(52,091)	229,818	106,467

Net income (loss)	$144,730	$(111,429)	$418,633	$265,355

Net income (loss) per share (1):
Basic	$1.22	$(0.94)	$3.54	$2.25
Diluted	$1.22	$(0.94)	$3.54	$2.22

Dividends per share	$0.15	$0.14	$0.44	$0.40

Share Data:
Basic weighted average shares outstanding	118,184,367	117,985,882	118,187,358	118,132,393

Diluted weighted average shares outstanding (2)	118,291,841	117,985,882	118,261,464	119,275,251

(1)	Net income (loss) per basic and diluted share have been prepared in accordance with guidance provided on participating securities and the two class method in ASC Topic 260, Earnings Per Share. Prior period amounts have been adjusted to reflect this new guidance. For further information, please see our previously filed second quarter 2009 Form 10-Q and our upcoming third quarter 2009 Form 10-Q.
(2)	In compliance with ASC Topic 260, Earnings Per Share, there is no dilutions of shares when calculating earnings per share due to a net loss position for the three months ended September 30, 2008.

Assurant, Inc.

Consolidated Condensed Balance Sheets

At Sept. 30, 2009 (unaudited) and Dec. 31, 2008

	September 30,	December 31,
	2009	2008
	(in thousands)

Assets
Investments and cash and cash equivalents	$14,373,844	$13,107,476
Reinsurance recoverables	4,083,681	4,010,170
Deferred acquisition costs	2,555,762	2,650,672
Goodwill	1,009,089	1,001,899
Assets held in separate accounts	1,940,283	1,778,809
Other assets	1,702,919	1,965,560

Total assets	25,665,578	24,514,586

Liabilities
Policyholder benefits and claims payable	10,610,271	10,398,376
Unearned premiums	5,154,685	5,407,859
Debt	972,032	971,957
Mandatorily redeemable preferred stock	8,160	11,160
Liabilities related to separate accounts	1,940,283	1,778,809
Accounts payable and other liabilities	2,076,698	2,236,920

Total liabilities	20,762,129	20,805,081

Stockholders’ equity
Equity, excluding accumulated other comprehensive income (loss)	4,781,088	4,380,451
Accumulated other comprehensive income (loss)	122,361	(670,946)

Total stockholders’ equity	4,903,449	3,709,505

Total liabilities and stockholders’ equity	$25,665,578	$24,514,586